Exhibit 10.1

THE HILLSHIRE BRANDS COMPANY

FY12-14(a) LONG-TERM INCENTIVE STOCK AWARD PROGRAM

FREQUENTLY ASKED QUESTIONS

Highlights

This document highlights in Question-and-Answer format the key features of the awards granted in the 2013 fiscal year with respect to The Hillshire Brands Company’s (“Hillshire” or the “Company”) 2012 fiscal year (“FY12”) and covering the Company’s fiscal years 2013-2014. The following pages provide detailed information relating to these grants of FY12 awards (the “FY12(a) Award Program”), which will be made from Company shares authorized under either the 1998 or 2002 Long-Term Incentive Stock Plans (each a “Plan” and together, the “Plans”).

What is the purpose of the FY12(a) Award Program?

The Company has created the Program for fiscal years 2013-2014 in order to:

•	Motivate and reward selected employees of the Company for achieving long-term financial results that are aligned with the Company’s stockholders’ interests;

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Reward selected employees of the Company – through grants of equity-based long-term incentives in the form of one or more of stock options, restricted stock units or performance-based units – for their continued commitment to the Company; and

•	Provide a competitive long-term compensation opportunity to participants and assist in retaining highly qualified and motivated employees.

What forms of awards are granted under the FY12(a) Award Program?

The Company may grant to employees who are selected to participate in the FY12(a) Award Program awards of one or more of stock options, restricted stock units or performance-stock units.

How will I know the terms of the awards granted to me under the FY12(a) Award Program?

Awards granted pursuant to the FY12(a) Award Program will be made from shares authorized under, and pursuant to the terms of, the Plans. Additional terms and conditions of your award(s), including the potential number of Company shares underlying the award, will be contained in a separate Grant Notice and Agreement with respect to each type of award granted to you. The Grant Notice and Agreement will be distributed electronically through your E*Trade account. You should retain a copy of your Grant Notice and Agreement along with other important legal documents.

The Compensation and Employee Benefits Committee of the Company’s Board of Directors (the “Committee”) is responsible for administering the FY12(a) Award Program and has full power and authority to interpret the Plans and the awards granted under the Plans. All decisions of the Committee are final and binding on all persons.

How do I confirm my acceptance of awards granted to me under the FY12(a) Award Program?

You must log into your E*Trade account and accept your grant(s) on-line. Instructions will be provided at the appropriate time. The Company may from time to time modify the grant acceptance process and will notify you of any changes.

In addition, in order to receive your grant(s), you must electronically accept a Non-Competition/Non-Solicitation/Confidentiality Agreement even if you have previously accepted/signed the agreement. Signing the agreement is a condition of your receipt of your award(s) under the FY12(a) Award Program. You are advised to read the Non-Competition/Non-Solicitation/Confidentiality Agreement in its entirety before accepting it.

Are my awards subject to forfeiture under any circumstances?

Certain of the awards, or portions thereof, under the FY12(a) Award Program may be forfeited if your employment is terminated for certain reasons prior to the date the awards vest. In addition, as set forth in greater detail in your Grant Notice and Agreement(s) applicable to your award(s) under the FY12(a) Award Program, awards will be subject to any clawback policy adopted by the Company and may be subject to forfeiture, adjustment and/or repayment if you engage in certain misconduct or the Company restates its financial statements within two years after the date in which the award vested and it is determined that your award should have been less than originally determined.

Key Features of Specific Awards

The subsections below highlight certain key features of awards that may be granted to participants under the FY12(a) Award Program. The descriptions below are intended only as a summary, are not intended to be complete and are qualified in their entirety by the terms of your individual Grant Notice and Agreement and the applicable Plan. You should review the terms of your Grant Notice and Agreement and the applicable Plan for the specific terms applicable to your award(s) under the FY12(a) Award Program.

Stock Options

What are the key features of stock options granted under the FY12(a) Award Program?

A stock option entitles the participant to purchase shares of Hillshire common stock at a fixed price (i.e., the exercise price) for a period of time following the vesting of the stock options. The value of the stock option increases when the market value of a share of Hillshire common stock exceeds the exercise price of the stock option. When you exercise an option and pay the exercise price, you purchase and then own the Hillshire common shares you receive from the transaction.

Stock options granted under the FY12(a) Award Program will vest on August 31, 2014, subject to your continued employment with the Company or any of its subsidiaries (collectively, the “Hillshire Companies”), through such vesting date.

You do not have voting rights on stock options until you exercise the stock options to purchase actual shares. You do not receive dividends or dividend equivalents on stock options.

When may I exercise my stock options?

You may exercise your vested stock options – that is, purchase any or all of the vested shares in your grant at the exercise price – at any time between the vesting date and the expiration date of the stock option (subject to earlier expiration upon death, disability or other termination of employment, as described in the applicable Plan and your Grant Notice and Agreement). The minimum number of vested stock options that you may exercise at any time is 100 shares. For information on how to exercise your stock options, refer to your E*Trade Stock Plans account or contact E*Trade directly at 1-866-987-2339 or 1-678-319-7967.

Restricted Stock Units

What are the key features of restricted stock units granted under the FY12(a) Award Program?

Restricted stock units (“RSUs”) are earned and converted into shares of Hillshire common stock when they become vested. Subject to certain provisions for accelerated vesting as may be set forth in your Grant Notice and Agreement, the RSUs granted under the FY12(a) Award Program generally will vest on August 31, 2014, subject to your continued active service with the Hillshire Companies through the vesting date. You do not have voting rights on RSUs until the RSUs are converted to actual shares.

Dividend equivalents will accrue on the RSUs (in cash, without interest) at the time dividends are otherwise paid to holders of Hillshire common stock. These dividend equivalents are paid to you in cash after the RSUs have vested. At the Company’s discretion, the dividend equivalents may be applied toward your tax withholding obligations.

Performance-Based Units

What are the key features of performance-based units granted under the FY12(a) Award Program?

Performance-based units (“PSUs”) are restricted stock units, with vesting and payout generally contingent upon both the Company’s performance against established financial performance goals and your continued service through a specified date.

If you are granted a PSU award under the FY12(a) Award Program, the award will initially be granted as a target number of PSUs, which are first subject to a performance period that begins on July 1, 2012 and ends on June 30, 2014. The number of PSUs that will be deemed earned at the end of such performance period will be based on the Company’s total stockholder performance relative to a peer group of companies (as described in greater detail in your applicable Grant Notice and Agreement). You should read your Grant Notice and Agreement carefully to determine the specific terms applicable to your PSU grant, if applicable.

Under the PSU award, the required relative total stockholder return and payout levels are as follows:

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Hillshire % Percentile Rank	% of PSUs Earned
>90th	150%
70th	125%
50th	100%
25th	50%
<25th	0%

•	Payouts between payout levels will be determined by linear interpolation

•	Total stockholder return performance below 25% of the peer group will result in a zero payout

The number of PSUs that are earned during the performance period will be subject to a vesting period ending on August 31, 2014, subject to your continued employment with the Hillshire Companies through such date. Vested PSUs generally will be converted into shares of the Company. As indicated above, you should review your Grant Notice and Agreement carefully for the specific terms applicable to your PSU award.

If you are granted a PSU award under the FY12(a) Award Program, during the performance period and the subsequent vesting period, dividend equivalents will accrue (in cash, without interest) on your behalf at the time dividends are otherwise paid to holders of Company common stock. These dividend equivalents are paid to you in cash if and after the PSUs vest. Amounts credited to the accrued dividend equivalent account at the end of the performance period are distributed in the same proportion as the PSUs that are earned. For example, if 150% of the PSUs are earned, then 150% of the balance in the accrued dividend equivalent account will be paid at the same time that shares of the Company are released. Dividend equivalents that were accrued but not earned based upon the actual performance results determined at the end of the performance period will be forfeited. At the Company’s discretion, the dividend equivalents may be applied toward your tax withholding obligations.

Participants do not have voting rights on PSUs during the performance period.

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